Exhibit 10.22

                              EMPLOYMENT AGREEMENT

             THIS AGREEMENT made as of the 31st day of May, 1996, by and between Craig L. Leipold, an individual resident of Wisconsin ("Mr. Leipold"), Rainco, Inc., a Wisconsin corporation (the "Company") and LaCrosse Footwear, Inc., a Wisconsin corporation ("LaCrosse").

                              W I T N E S S E T H :

             WHEREAS, the Company desires to retain the services of Mr. Leipold as President and Chief Executive Officer;

             WHEREAS, the Company is a subsidiary of LaCrosse and LaCrosse owns 50% of the Company's common equity; and

             WHEREAS, Mr. Leipold desires to be employed by the Company on the terms and conditions hereinafter set forth in this Agreement.

             NOW, THEREFORE, in consideration of the mutual promises set forth herein and the mutual benefits to be derived from this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

             1. Positions and Duties. Subject to the terms and conditions of this Agreement, from the date of this Agreement until December 31, 1999, the Company shall employ Mr. Leipold as its President and Chief Executive Officer. In such position, Mr. Leipold shall be responsible for the supervision, control and conduct of all the business and affairs of the Company, under the direction of the Board of Directors of the Company (the "Board of Directors"), and shall have such additional duties (consistent with his offices) as shall be assigned to him from time to time by the Board of Directors. Mr. Leipold will devote his best efforts to his employment with the Company and shall devote his business time and attention to the performance of his duties under this Agreement as follows: from the date hereof through December 31, 1997, not less than 60% of his Business Time (as defined below); from January 1, 1998 through December 31, 1998, not less than 50% of his Business Time; and from January 1, 1999 through December 31, 1999, not less than 40% of his Business Time. For purposes of this Section 1 only, "Business Time" means 1,840 hours devoted to business pursuits annually.

             2. Term of Employment. Unless terminated earlier as provided below, the Company's employment of Mr. Leipold under this Agreement shall continue until December 31, 1999. The Company's employment of Mr. Leipold under this Agreement shall terminate prior to the end of the term hereof only under the following circumstances:

             (a)  Death.  Mr. Leipold's death;

             (b) Disability. If, as a result of Mr. Leipold's illness, physical or mental disability or other incapacity resulting in Mr. Leipold's inability to perform his duties under this Agreement for any period of four (4) consecutive months or any six (6) months in a twelve-month period, and within thirty (30) days after written notice of termination is given by the Company (which may occur before or after the end of such four-month or sixth-month period, as applicable), he shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate Mr. Leipold's employment hereunder;

             (c) Termination for Good Cause. The Company may, upon written notice, terminate Mr. Leipold's employment for good cause. "Good cause" for purposes of this Paragraph 2(c) shall mean Mr. Leipold's conviction of a felony, conviction of a crime involving moral turpitude or such other serious personal misconduct by Mr. Leipold of such a nature that results in a material adverse effect on the business or reputation of the Company, unless Mr. Leipold cures such matter to the reasonable satisfaction of the Company within thirty
        (30) days after written notice of Company's intention to terminate Mr. Leipold's employment under this Section 2(c); or

             (d) Voluntary Termination by Mr. Leipold. Mr. Leipold's employment shall terminate sixty (60) days after written notice of termination is delivered by Mr. Leipold to the Company or such earlier time as the Company may specify in writing upon receipt of Mr. Leipold's notice of termination; provided, however, that Mr. Leipold shall be entitled to his salary for such 60-day period.

   In no event shall the termination of Mr. Leipold's employment affect the rights and obligations of the parties set forth in this Agreement, except as expressly set forth herein.

             3. Compensation. During the term of this Agreement, Mr. Leipold shall be entitled to the following compensation for services rendered to the Company:

             (a) Mr. Leipold shall be entitled to receive the following annual salary:

                      Period                              Annual Salary

             The date hereof through December 31, 1997      $100,000
             January 1, 1998 through December 31, 1998      $ 75,000
             January 1, 1999 through December 31, 1999      $ 50,000

             Mr. Leipold's salary shall be paid ratably on a bi-weekly basis and shall be pro-rated on a daily basis for any payment covering less than one half month. All payments under this Agreement shall be subject to withholding or deduction by reason of the Federal Insurance Contribution Act, federal income tax, Social Security, Medicare, state income tax and similar laws and regulations.

             (b) Mr. Leipold shall be granted the following options ("Options") to purchase the indicated number of shares of LaCrosse's Common Stock, $.01 par value ("LaCrosse Common Stock"), as a participant under LaCrosse's 1993 Employee Stock Incentive Plan, or any successor plan thereto (the "Plan"): options to purchase 10,000 shares granted on the date hereof; options to purchase 5,000 shares to be granted one year from the date hereof; and options to purchase 2,500 shares to be granted two years from the date hereof; provided, however, that Mr. Leipold shall not be granted any options if he is not an employee of the Company on the day provided for such grant. All Options will vest in their entirety three (3) years from the date of grant and shall expire on December 31, 2006. The exercise price of Options shall be the closing market price of LaCrosse Common Stock on the date of grant (or the first business day preceding the date of grant if the date of grant is not a business day). Except as expressly provided above, the Options shall be granted to Mr. Leipold subject to the terms and pursuant to agreements provided for and customarily used under the Plan.

             4. Fringe Benefits. During the term of this Agreement, Mr. Leipold shall be entitled to participate at the Company's expense in any retirement plan, pension plan, employee stock purchase plan, employee stock option plan, life insurance plan, health insurance plan or fringe or other benefit which the Company from time to time makes available generally to its executive employees. Mr. Leipold shall be entitled to two (2) weeks paid vacation annually during the term of this Agreement, prorated for any partial year; provided, however, that any vacation not taken as of the end of any year during the term of this Agreement shall be forfeited. Mr. Leipold shall be compensated by the Company for all reasonable business expenses incurred by him on behalf of the Company upon presentation of appropriate documentation.

             5.   Covenant Not to Compete and Non-Disclosure.

             (a) During the term of this Agreement and so long as Mr. Leipold is entitled to compensation under this Agreement, including during any period in which Mr. Leipold has the right to exercise unexpired Options granted pursuant to Paragraph 3(b) hereof, Mr. Leipold covenants and agrees that neither he nor any of his affiliates (including any corporation or entity in which he is an officer, director or partner, or in which he owns beneficially five percent (5%) or more of any class of equity securities) shall, within the United States or Canada, whether directly or indirectly, with or without compensation, enter into, engage in or be employed by or act as a consultant to any corporation or other commercial enterprise which competes with the Company or LaCrosse in the design, manufacture, marketing and sale of protective clothing, footwear and complementary products, or solicit or do any business with any existing customers of the Company or LaCrosse for a competitive purpose without the written approval of LaCrosse; provided, however, that this covenant shall not restrict Mr. Leipold's legal or beneficial ownership of Johnson Worldwide Associates, Inc. or any of its controlled subsidiaries.

             (b) Mr. Leipold agrees to disclose promptly to the Company and does assign and agree to assign to the Company, free from any obligation to him, all his right, title and interest in and to any and all ideas, concepts, processes, improvements, inventions and intellectual property of any kind made, conceived, written, acquired, disclosed or developed by him, solely or in concert with others, during the term of his employment by the Company, which relate to the business, activities or facilities of the Company, or resulting from or suggested by any work he may do for the Company or at its request. Mr. Leipold further agrees to deliver to the Company any and all drawings, notes, photographs, copies, outlines, specifications, memoranda and data relating to such ideas, concepts, processes, improvements, inventions and intellectual property, to cooperate fully during his employment and thereafter in the securing of copyright, trademark or patent protection or other similar rights in the United States and foreign countries, and to give evidence and testimony and to execute and deliver to the Company all documents requested by it in connection therewith.

             (c) Except as expressly set forth below, Mr. Leipold agrees, whether during his employment pursuant to this Agreement or thereafter, except as authorized or directed by the Company in writing, not to disclose to others, use for his benefit, copy or make notes of any confidential knowledge or trade secrets or any other knowledge or information of or relating to the business, activities or facilities of the Company or any of its affiliates which may come to his knowledge during his employment pursuant to this agreement or thereafter. Mr. Leipold shall not be bound to this obligation of confidentiality and nondisclosure if:

                  (i) the knowledge or information shall become part of the public domain by publication or otherwise through no fault of Mr. Leipold;

                  (ii) the knowledge or information is known to the recipient prior to the receipt of the disclosure from Mr. Leipold; or

                  (iii) the knowledge or information is disclosed to the recipient by a third party who is in lawful possession of the knowledge or information and has the lawful right to make disclosure thereof.

             (d) Upon termination of employment pursuant to this Agreement for any reason whatsoever, Mr. Leipold will deliver to the Company all records, notes, data, memoranda, photographs, models and equipment of any nature which are in his possession or control and which are the property of the Company or which relate to his employment or to the business, activities or facilities of the Company or any of its affiliates.

             (e) The parties understand and agree that the remedies at law for breach of the covenants in this Paragraph 5 would be inadequate and that the Company shall be entitled to injunctive or such other equitable relief as a court may deem appropriate for any breach of these covenants. If any of these covenants shall at any time be adjudged invalid or unenforceable to any extent by any court of competent jurisdiction, such covenant shall be deemed modified to the extent necessary in the opinion of such court to render it valid or enforceable.

             6. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to Mr. Leipold's employment with the Company, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

             7. No Assignment. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party and any attempted assignment without such prior written consent shall be null and void and without legal effect.

             8. Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered by hand or if mailed, by certified or registered mail, with postage prepaid:

             (a) If to Mr. Leipold, to Craig L. Leipold, c/o Rainco, Inc., 3600 South Memorial Drive, Racine, Wisconsin 53403-3871, or to such other person or place as Mr. Leipold may specify in a prior written notice to the Company and LaCrosse;

             (b) If to the Company to Rainco, Inc., 3600 South Memorial Drive, Racine, Wisconsin 53403-3871, or to such other person or place as the Company may specify in prior written notice to Mr. Leipold and LaCrosse, with a copy to LaCrosse at the address provided in (c) below.

             (c) If to LaCrosse, to LaCrosse Footwear, Inc., 1319 St. Andrew Street, P.0. Box 1328, La Crosse, Wisconsin 54603, Attention:
        Chairman of the Board, or to such other person or place as the LaCrosse may specify in prior written notice to Mr. Leipold, with a copy to Luke E. Sims, Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-5367.

             9. Amendment; Modification. This Agreement shall not be amended, modified or supplemented other than in a writing signed by both parties hereto.

             10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

             11. Headings. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

             12. Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

             13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Wisconsin.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                 /s/ Craig L. Leipold          (SEAL)
                                 Craig L. Leipold ("Mr. Leipold")

                                 RAINCO, INC.
                                 ("Company")

                                 By:  /s/ Patrick K. Gantert
                                      Patrick K. Gantert, Vice President

                                 LACROSSE FOOTWEAR, INC.
                                 ("LaCrosse")

                                 By:  /s/ Patrick K. Gantert
                                      Patrick K. Gantert, President